EXHIBIT 10.1

REORGANIZATION AGREEMENT

between

NEXSTAR BROADCASTING GROUP, L.L.C.

and

QUORUM BROADCAST HOLDINGS, LLC

DATED AS OF SEPTEMBER 12, 2003

TABLE OF CONTENTS

ARTICLE I REORGANIZATION AND CLOSING		1
1.1	Actions in Contemplation of the Merger.	1
1.2	Merger Certificate	2
1.3	Merger	2
1.4	Effects of Merger.	3
1.5	Effect of Merger on Ownership Interests.	3
1.6	Actions After the IPO	4
1.7	Change in Circumstances	5
1.8	Final Determinations	5
1.9	Closing	5
1.10	Certificate Exchange	5
1.11	Merger Prior to Evansville Sale.	5
1.12	IPO Prior to Closing Date	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF NEXSTAR		6
2.1	Organization and Power	6
2.2	Enforceability	6
2.3	Absence of Conflicts	7
2.4	Litigation; Proceedings	7
2.5	Equity Securities; Indebtedness	7
2.6	Liabilities	7
2.7	Compliance with Legal Requirements	7
2.8	Assets	8
2.9	Disclosure	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF QUORUM		8
3.1	Organization and Power	8
3.2	Enforceability	8
3.3	Absence of Conflicts	8
3.4	Litigation; Proceedings	9
3.5	Equity Securities; Indebtedness	9
3.6	Liabilities	9
3.7	Compliance with Legal Requirements	9
3.8	Assets	10
3.9	Disclosure	10

ARTICLE IV PRE-CLOSING COVENANTS		10
4.1	Conduct of Business	10
4.2	Information and Access.	10
4.3	Application(s) for FCC Consent	11
4.4	HSR Act	11
4.5	Other Consents Generally	12
4.6	Further Assurances	12
4.7	No Premature Assumption of Control	12

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ARTICLE V CLOSING CONDITIONS		12
5.1	Closing Conditions	12

ARTICLE VI TERMINATION		13
6.1	Termination	13
6.2	Effect of Termination	14

ARTICLE VII ADDITIONAL COVENANTS
7.1	Press Releases and Announcements	14
7.2	Further Transfers	14

ARTICLE VIII MISCELLANEOUS		15
8.1	Amendment and Waiver	15
8.2	Notices	15
8.3	Binding Agreement; Assignment	15
8.4	Severability	15
8.5	Survival	16
8.6	No Strict Construction	16
8.7	Captions	16
8.8	Entire Agreement	16
8.9	Counterparts	16
8.10	Governing Law and Consent to Jurisdiction	16
8.11	Parties in Interest	16
8.12	Generally Accepted Accounting Principles and Determinations	16
8.13	Waiver of Jury Trial	16
8.14	Other Definitional Provisions	17

SCHEDULES

(attached in alphabetical order)

Definitions Schedule

Merger Share Illustration Schedule

Nexstar Disclosure Schedule

Quorum Disclosure Schedule

Trailing BCF Schedule

ii

REORGANIZATION AGREEMENT

THIS REORGANIZATION AGREEMENT (this “Agreement”) is entered into as of September 12, 2003 by and between Nexstar Broadcasting Group, L.L.C., a Delaware limited liability company (“Nexstar”), and Quorum Broadcast Holdings, LLC, a Delaware limited liability company (“Quorum” and, together with Nexstar, the “Parties”). Each capitalized term that is used and not otherwise defined in this Agreement has the meaning set forth in the attached Definitions Schedule.

The Parties are entering into this Agreement to set forth the terms upon which they intend to effect a merger (the “Merger”) of Nexstar (following the merger of Nexstar into Nexstar Broadcasting Group, Inc., a Delaware corporation (“NBG Inc.”), in the Preliminary Merger described below) with Quorum Broadcast Holdings, Inc., a Delaware corporation (“Quorum Inc.”), and Quorum Broadcasting Company, LLC, a Delaware limited liability company (“Quorum LLC”), each of which is a wholly-owned Subsidiary of Quorum, subject to approval by their respective managers and directors (as applicable) and requisite members and stockholders (as applicable) and the other conditions set forth in this Agreement.

The Parties intend that, after (but on the date of) the Merger, the corporation that survives the Merger will issue shares of its common stock in the “IPO” referred to in this Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

REORGANIZATION AND CLOSING

1.1 Actions in Contemplation of the Merger.

(a) Redemption of Nexstar Series AA Preferred Units. To the extent that Nexstar is permitted to do so under agreements and instruments governing the Nexstar Senior/Mezz Obligations (and, in the case of transactions described in clause (ii) below, to the extent Subsidiaries of Nexstar are permitted to loan or distribute cash to Nexstar under such agreements and instruments), on the date of (but prior to) the Merger: (i) Nexstar will distribute to the holder(s) of the Nexstar Series AA Preferred Units (pro rata among them, based on the aggregate Redemption Price of the Nexstar Series AA Preferred Units held by each of them) the promissory notes previously issued to Nexstar by Nexstar Finance Holdings II, L.L.C. and not yet paid in full (the “NFH Notes”), in redemption of the number of Nexstar Series AA Preferred Units that would be redeemed at the Redemption Price of those Nexstar Series AA Preferred Units if Nexstar has instead paid the holders thereof cash in an amount equal to the unpaid principal amount of, and unpaid accrued interest on, the NFH Notes as of the Closing Date; and (ii) Nexstar will redeem for cash all other Nexstar Series AA Preferred Units that it is able to redeem with the cash available to it for that purpose, at the Redemption Price of such Units (pro rata among the holders thereof, based on the aggregate Redemption Price of the Nexstar Series AA Preferred Units held by each of them). Prior to such redemption, Nexstar will cause the NFH Notes to be amended so that they are due and payable in full upon the consummation of the IPO.

(b) Redemption of Quorum Series A Preferred Units. On the date of (but prior to) the Merger: (i) Quorum LLC will issue to Quorum promissory notes of Quorum LLC (collectively, the “Quorum Series A Notes”) that are due and payable in full upon the consummation of the IPO and that have an aggregate principal amount equal to the aggregate Redemption Price of the Quorum Series A Preferred, and (ii) Quorum will redeem from the holders thereof all of the outstanding Quorum Series A Preferred Units, by transferring to each holder of any such Units a Quorum Series A Note having a principal amount equal to the aggregate Redemption Price of the Quorum Series A Preferred Units held by such holder.

(c) Purchase of Certain Common Units. On the date of (but prior to) the Merger: (ii) Quorum LLC will issue to Quorum promissory notes of Quorum LLC (collectively, the “Quorum Common Notes”) that are due and payable in full upon the consummation of the IPO and that have an aggregate principal amount equal to the aggregate Redemption Price of the Quorum Common Units held by then-present or former employees of Quorum’s Subsidiaries who are identified by Quorum on the Closing Date (the “Departing Management Holders”), and (ii) Quorum will redeem from each Departing Management Holder all of the outstanding Quorum Common Units held by such Holder, by transferring to such Holder a Quorum Common Note having a principal amount equal to the aggregate Redemption Price of the Quorum Common Units held by such holder.

(d) Assumption of Quorum Contingent Note. On the date of (but prior to) the Merger, Quorum LLC will assume all of the obligations of Quorum under the Quorum Contingent Note and Quorum will be released from all obligations thereunder.

(e) Assumption of ABS Purchase Obligation. On the date of (but prior to) the Merger, Quorum LLC will assume all of the obligations of Quorum under the ABS Purchase Agreement and Quorum will be released from all obligations thereunder.

(f) Merger of Nexstar and NBG Inc. On the date of (but prior to) the Merger, Nexstar will merge with and into NBG Inc., with NBG Inc. being the survivor of such merger (the “Preliminary Merger”) and succeeding to Nexstar’s rights and obligations under this Agreement and becoming a Party by virtue of the Preliminary Merger.

1.2 Merger Certificate. After the actions described in Section 1.1, on the Closing Date, NBG Inc. will execute and deliver, and Quorum will cause Quorum Inc. and Quorum LLC to execute and deliver, an agreement and plan of merger among NBG Inc., Quorum Inc. and Quorum LLC having terms consistent with this Agreement (the “Merger Agreement”) and pursuant to the Merger Agreement the Parties will cause a certificate of merger meeting the requirements of the Delaware LLC Law and the Delaware Corporate Law, and otherwise in form and substance acceptable to the Parties (the “Certificate of Merger”), to be properly executed and filed in accordance with the Delaware LLC Law and the Delaware Corporate Law.

1.3 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement, Quorum Inc. and Quorum LLC will merge with and into NBG Inc.,

and the separate legal existence of each of Quorum Inc. and Quorum LLC will thereupon cease. NBG Inc. will be the surviving corporation after the Merger (in that capacity, the “Surviving Company”). The Merger will be effective at the time on the Closing Date that is specified in the Certificate of Merger (the “Merger Time”).

1.4 Effects of Merger.

(a) Generally. The Merger will have the effects specified in the Delaware LLC Law and the Delaware Corporate Law and, without limitation, all property, rights, privileges, powers and franchises of NBG Inc., Quorum Inc. and Quorum LLC will vest in the Surviving Company, and all debts, liabilities and duties of NBG Inc., Quorum Inc. and Quorum LLC will become the debts, liabilities and duties of the Surviving Company.

(b) Governing Documents. From and after the Merger Time, the certificate of incorporation and by-laws of NBG Inc. as in effect prior to the Merger will be the certificate of incorporation and by-laws, respectively, of the Surviving Company.

(c) Directors and Officers. From and after the Merger Time, the officers and directors of the Surviving Company will be the persons who are the officers and directors, respectively, of NBG Inc. immediately prior to the Merger Time, unless and until any such person thereafter ceases to hold such position.

(d) Characterization. The Parties intend the Merger of each of Quorum Inc. and Quorum LLC into NBG Inc. to be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended. No Person will take a position inconsistent with the treatment of the Merger as a such reorganization unless required to do so pursuant to a final determination.

1.5 Effect of Merger on Ownership Interests.

(a) On Quorum Inc. Stock and Quorum LLC Interests. As a result of the Merger and without any other action by any Person, the outstanding capital stock of Quorum Inc. and the outstanding membership interests of Quorum LLC, in the aggregate, will be converted into the right to receive the number of shares of common stock of the Surviving Company that is equal to the Quorum Pre-IPO Equity Value divided by the IPO Price (the “Quorum Merger Shares”).

(b) On Nexstar Units. As a result of the Preliminary Merger and the Merger and without any other action by any Person, the Nexstar Common Units, in the aggregate, will be converted into the right to receive the number of shares of common stock of the Surviving Company that is equal to the Nexstar Pre-IPO Equity Value divided by the IPO Price (the “Nexstar Merger Shares”), and the Nexstar Series AA Preferred Units that are not redeemed pursuant to Section 1.1(a) will remain outstanding. In connection with the Preliminary Merger and the Merger:

(i) the Surviving Company will become liable to pay in cash the Redemption Price of the Nexstar Series AA Preferred Units that are not redeemed pursuant to Section 1.1(a), and

(ii) the Nexstar Merger Shares will be distributed among those Persons that held Nexstar Common Units immediately prior to the Preliminary Merger (other than NBG Inc.), and to the Persons that held Class B Common Stock of NBG Inc. immediately prior to the Preliminary Merger, as if the Nexstar Merger Shares were distributed in liquidation of Nexstar in accordance with the Nexstar LLC Agreement (but assuming that no Nexstar Series AA Preferred Units were then outstanding) and as if NBG Inc. were liquidated in accordance with the terms of its certificate of incorporation immediately after such liquidation of Nexstar.

(c) Classes of Merger Shares to be Issued. The Merger Shares will be comprised in part of Class A Common Stock of the Surviving Company (“One-Vote Merger Shares”), in part of Class B Common Stock of the Surviving Company (“High-Vote Merger Shares”), and in part of Class C Common Stock of the Surviving Company (“No-Vote Merger Shares”), each having substantially the characteristics described in the IPO Filing. Upon consummation of the Merger, High-Vote Merger Shares, One-Vote Merger Shares and No-Vote Merger Shares will be issuable in quantities such that:

(i) all Quorum Merger Shares to be received by Quorum and distributed to either ABRY Fund in any distribution by Quorum following the Merger will be High-Vote Merger Shares,

(ii) all Nexstar Merger Shares to be received by Perry A. Sook or either ABRY Fund as a result of the Merger will be High-Vote Merger Shares,

(iii) all Nexstar Merger Shares to be received by BancAmerica Capital Investors I, L.P. as a result of the Merger in respect of Nexstar Common Units held by it will be No-Vote Merger Shares, and

(iv) all other Merger Shares will be One-Vote Merger Shares.

(d) Illustration. An illustration of the computation of the Quorum Merger Shares and the Nexstar Merger Shares (collectively, the “Merger Shares”) is set forth in the attached Merger Share Illustration Schedule.

(e) Fixing Quorum Consideration in Advance of IPO. If Nexstar so elects, then in connection with the preparation of the “red-herring” prospectus for the IPO, the Parties will compute the number of Merger Shares that would comprise the Quorum Merger Shares, using their mutual estimates of the Closing Date and of the monetary amounts that are relevant to the computation of the Quorum Merger Shares as of such estimated Closing Date, and assuming that the IPO Price will be the mid-point of the range of the IPO Price to be specified on the cover of such prospectus. In that event, the consideration issuable to Quorum in the Merger will be the number of Merger Shares so determined, even if the Merger Shares that would constitute the Quorum Merger Shares (if computed as of the actual Closing Date) would be lesser or greater in number.

1.6 Actions After the IPO. After the IPO, NBG Inc. will, and will cause its Subsidiaries to, effectuate the Refinancing by, among other things: (a) merging with Nexstar Finance Holdings II, LLC and the members thereof, with NBG Inc. being the surviving corporation of such Merger (the “Follow-On Merger”); (b) redeeming the Nexstar Series AA Preferred Units not redeemed prior to the Merger pursuant to Section 1.1(a); (c) repaying in full the NFH Notes (as the successor to Nexstar Finance Holdings II, LLC by virtue of the Follow-On Merger), (d) repaying in full the Quorum Discount Notes, the Quorum Series A Notes and the Quorum Common Notes (as successor to Quorum LLC by virtue of the Merger), (e) carrying out the terms of the Quorum Contingent Note (as successor to Quorum LLC by virtue of the Merger), (f) consummating the ABS Acquisition (as successor to Quorum LLC by virtue of the Merger), and (g) together with its Subsidiaries, repaying in full all Indebtedness of the Quorum Companies and all other amounts owing under the Quorum Senior Facility and causing all outstanding letters of credit and loan commitments under the Quorum Senior Facility to be terminated.

1.7 Change in Circumstances. The Parties acknowledge and agree that the allocation of the Merger Shares contemplated by this Agreement is based on their mutual understanding of the respective Indebtedness and outstanding Equity Securities of the Companies, their respective pending acquisitions and divestitures and the LSAs to which the Companies are party as of the date of this Agreement. If any Company consummates or enters into an agreement to consummate any acquisition or disposition (other than in respect of the Evansville Sale, the WBAK Acquisition and the ABS Acquisition, which were contemplated at the time the Parties entered into this Agreement), or incurs, issues, repays or redeems any Indebtedness or Equity Securities, or enters into any LSA, or if any LSA or agreement relating to a pending acquisition or divestiture terminates, then the Parties will act in good faith to adjust the allocation of the Merger Shares and the other terms and condition of this Agreement accordingly in a mutually-acceptable manner.

1.8 Final Determinations. The amounts of the Quorum Merger Shares and the Nexstar Merger Shares, and all component or related amounts, will be determined on the Closing Date, based on the information then available and taking into account the transactions to be consummated on the Closing Date and prior to the IPO, by PricewaterhouseCoopers, LLP, and each such determination will be binding on the Parties and their members absent manifest error.

1.9 Closing. Subject to the conditions set forth in Section 5.1, the closing of the Merger and the related transactions contemplated by this Agreement (the “Closing”) will occur at the offices of Kirkland & Ellis LLP, New York, New York, concurrently with, but prior to, the IPO. The date upon which the Closing occurs is the “Closing Date.”

1.10 Certificate Exchange. From and after the Merger, any certificate evidencing capital stock of Quorum Inc., membership interests of Quorum LLC or Nexstar Common Units will merely represent the right to receive the Quorum Merger Shares or Nexstar Merger Shares, as the case may be, issuable in respect of such stock, interests or Units, and the certificate(s) for any related Merger Shares will be issued only upon the surrender to the Surviving Company of any certificate evidencing such stock, interests or Units for cancellation.

1.11 Merger Prior to Evansville Sale.

(a) For Closing Purposes. If, on the Closing Date, the Evansville Sale has not been consummated, then notwithstanding clause (3) of the proviso set forth in the definition of the term “Trailing BCF” in the attached Definitions Schedule, for purposes of determining the Merger Shares to be issued as of the Closing Date, the Trailing BCF of Quorum will be determined as if the Evansville Sale Agreement had never been entered into.

(b) Upon Evansville Sale. If the Evansville Sale is consummated after the Closing Date, then as soon as is practicable after the date such sale is consummated, as additional consideration resulting from the Merger, the Surviving Company will issue to Quorum (and Quorum will distribute to its members), a number of shares of common stock of the Surviving Company that is equal to the excess (if any) of (i) $43,000,000, less any additional amount that becomes payable under the terms of any Quorum Common Note by reason of the consummation of the Evansville Sale, over (ii) the product of the IPO BCF Multiple and the Trailing BCF of Quorum attributable to television broadcast station WTVW, Evansville, Indiana. Such additional shares of common stock of the Surviving Company will constitute additional “Quorum Merger Shares” for purposes of this Agreement and will be comprised of One-Vote Merger Shares and High-Vote Merger Shares in such proportion as is required in order to give effect to the provisions of Section 1.5(c).

1.12 IPO Prior to Closing Date. The Parties contemplate that Nexstar may determine, in its sole discretion, that it is in the best interests of Nexstar and its members to effectuate the Preliminary Merger and the IPO at a time when one or more of the conditions to the Merger set forth in Section 5.1 is not satisfied and has not been waived. If Nexstar elects, in its sole discretion, to effectuate the Preliminary Merger and the IPO under such circumstances, then the Parties will enter into such amendments of this Agreement as may be required so that, upon the satisfaction or waiver of the conditions set forth in Section 5.1, Quorum Inc. and Quorum LLC may merge into NBG Inc. with the same effect for Quorum and for the former members of Nexstar and stockholders of NBG Inc. as if such merger had been effected on the date of the IPO on terms set forth in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NEXSTAR

As a material inducement to Quorum to enter into this Agreement, Nexstar makes the representations and warranties set forth in this Article II, with the applicable exceptions set forth in the attached Nexstar Disclosure Schedule:

2.1 Organization and Power. Nexstar, NBG Inc. and each Subsidiary of Nexstar: (a) is existing and in good standing under the laws of the state of its formation, (b) is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified could reasonably be likely to have a Material Adverse Effect on Nexstar, and (c) has the requisite corporate or other power and authority to own and operate its properties and carry on its business as now conducted and as proposed by it to be conducted.

2.2 Enforceability. This Agreement constitutes, and each of the other Transaction Documents to which Nexstar or NBG Inc. will be a party will when executed constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

2.3 Absence of Conflicts. Except for the Required Consents, neither the execution, delivery and performance of any Transaction Document by Nexstar or NBG Inc. nor the consummation by Nexstar or NBG Inc. of the transactions contemplated thereby:

(a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any of the assets or properties of NBG, Inc., Nexstar or any of Nexstar’s Subsidiaries, in each case under the provisions of the operating agreement any other organizational or governing document of NBG Inc., Nexstar or any of Nexstar’s Subsidiaries or any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which NBG Inc., Nexstar or any of Nexstar’s Subsidiaries is bound or by which any of NBG Inc.’s, Nexstar’s or Nexstar’s Subsidiaries’ assets is affected, or to which Nexstar or any of its Subsidiaries is subject, or

(b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person,

in each case, other than any Consent, the absence of which could not reasonably be expected to have a Material Adverse Effect on Nexstar.

2.4 Litigation; Proceedings. Except for matters affecting the broadcast television industry generally, there are no actions, suits, proceedings, orders, judgments, decrees or investigations existing or pending (or, to Nexstar’s Knowledge, threatened) against or affecting NBG Inc., Nexstar or any of Nexstar’s Subsidiaries, at law or in equity, or before or by any court or other Governmental Entity, that, if adversely decided, could reasonably be expected to have a Material Adverse Effect on Nexstar, and, to Nexstar’s Knowledge, there is no basis for any of the foregoing.

2.5 Equity Securities; Indebtedness. The outstanding Equity Securities and Indebtedness of NBG Inc., Nexstar and Nexstar’s Subsidiaries (other than any Equity Securities held by, or Indebtedness owing to, Nexstar or any of its Subsidiaries) as of the date of this Agreement are as set forth in the Nexstar Disclosure Schedule.

2.6 Liabilities. Neither NBG Inc., Nexstar nor any of Nexstar’s Subsidiaries has any material liability (whether existing or contingent) other than (a) liabilities reflected on or described in the most recent balance sheet of Nexstar and Nexstar’s Subsidiaries furnished to Quorum prior to the date of this Agreement or in any related footnote, (b) current liabilities that have arisen in the Ordinary Course since the date of such balance sheet, and (c) liabilities that will be taken into account in determining the portion of the Merger Shares to which Nexstar’s members and the stockholders of NBG Inc. will be entitled.

2.7 Compliance with Legal Requirements. NBG Inc., Nexstar and Nexstar’s Subsidiaries have complied in all material respects with all applicable Legal Requirements that affect their businesses and operations (including their broadcasting, production, promotion, marketing and sales activities) or to which they otherwise are subject, and no unresolved claim has been filed or made against NBG Inc., Nexstar or any of Nexstar’s Subsidiaries alleging a violation in any material respect of any such Legal Requirement.

2.8 Assets. NBG Inc., Nexstar and Nexstar’s Subsidiaries have legal title to, a valid leasehold interest (as lessee) in, or license (as licensee) for, all buildings, machinery, equipment and other tangible assets, necessary for the conduct of their businesses and operations as presently conducted, which legal title, leasehold interest or license is, in each instance, free and clear of all Liens other than Permitted Liens. Each such tangible asset of NBG Inc., Nexstar or any of Nexstar’s Subsidiaries is in a state of condition and repair that is sufficient for the purpose for which it is presently used and presently proposed to be used.

2.9 Disclosure. With respect to NBG Inc., Nexstar, Nexstar’s Subsidiaries, Mission Broadcasting, the Nexstar Stations and the Nexstar LSA Stations, neither this Agreement, nor any of the schedules hereto, nor any other materials or information provided by Nexstar or on its behalf to Quorum, contains any untrue statement of a material fact or, when considered as a whole with respect to the business, operations, financial condition, and results of operations of Nexstar and its Subsidiaries taken as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF QUORUM

As a material inducement to Nexstar to enter into this Agreement, Quorum makes the representations and warranties set forth in this Article III, with the applicable exceptions set forth in the attached Quorum Disclosure Schedule:

3.1 Organization and Power. Quorum and each Subsidiary of Quorum: (a) is existing and in good standing under the laws of the state of its formation, (b) is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified could reasonably be likely to have a Material Adverse Effect on Quorum, and (c) has the requisite corporate or other power and authority to own and operate its properties and carry on its business as now conducted and as proposed by it to be conducted.

3.2 Enforceability. This Agreement constitutes, and each of the other Transaction Documents to which Quorum, Quorum Inc. or Quorum LLC will be a party will when executed constitute, a valid and binding obligation of such Person, enforceable against Quorum in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

3.3 Absence of Conflicts. Except for the Required Consents, neither the execution, delivery and performance of any Transaction Document by Quorum, Quorum Inc. or Quorum LLC nor the consummation by Quorum, Quorum Inc. or Quorum LLC of the transactions contemplated thereby:

(a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, or (v) result in the creation of any Lien upon any of the assets or properties of Quorum or any of its Subsidiaries, in each case under the provisions of the operating agreement any other organizational or governing document of Quorum or any of its Subsidiaries or any indenture, mortgage, lease, loan agreement or other agreement, instrument or Contract or any Legal Requirement by which Quorum or any of its Subsidiaries is bound or by which any of Quorum’s or its Subsidiaries’ assets is affected, or to which Quorum or any of its Subsidiaries is subject, or

(b) without limiting clause (a) above, requires any Consent of any Governmental Entity or any other Person,

in each case, other than any Consent, the absence of which could not reasonably be expected to have a Material Adverse Effect on Quorum.

3.4 Litigation; Proceedings. Except for matters affecting the broadcast television industry generally, there are no actions, suits, proceedings, orders, judgments, decrees or investigations existing or pending (or, to Quorum’s Knowledge, threatened) against or affecting Quorum or any of its Subsidiaries, at law or in equity, or before or by any court or other Governmental Entity, that, if adversely decided, could reasonably be expected to have a Material Adverse Effect on Quorum, and, to Quorum’s Knowledge, there is no basis for any of the foregoing.

3.5 Equity Securities; Indebtedness. The outstanding Equity Securities and Indebtedness of Quorum Inc., Quorum LLC and their respective Subsidiaries (other than any Equity Securities held by, or Indebtedness owing to, Quorum Inc., Quorum LLC or any of their respective Subsidiaries) as of the date of this Agreement are as set forth in the Quorum Disclosure Schedule.

3.6 Liabilities. Neither Quorum Inc., Quorum LLC nor any of their respective Subsidiaries has any material liability (whether existing or contingent) other than (a) liabilities reflected on or described in the most recent balance sheet of Quorum and its Subsidiaries furnished to Nexstar prior to the date of this Agreement or in any related footnote, (b) current liabilities that have arisen in the Ordinary Course since the date of such balance sheet, and (c) liabilities that will be taken into account in determining the portion of the Merger Shares to which Quorum will be entitled.

3.7 Compliance with Legal Requirements. Quorum and its Subsidiaries have complied in all material respects with all applicable Legal Requirements that affect their businesses and operations (including their broadcasting, production, promotion, marketing and sales activities) or to which they otherwise are subject, and no unresolved claim has been filed or made against Quorum or any of its Subsidiaries alleging a violation in any material respect of any such Legal Requirement.

3.8 Assets. Quorum, Inc., Quorum LLC and their respective Subsidiaries have legal title to, a valid leasehold interest (as lessee) in, or license (as licensee) for, all buildings, machinery, equipment and other tangible assets, necessary for the conduct of their businesses and operations as presently conducted, which legal title, leasehold interest or license is, in each instance, free and clear of all Liens other than Permitted Liens. Each such tangible asset of Quorum, Inc., Quorum LLC and their respective Subsidiaries is in a state of condition and repair that is sufficient for the purpose for which it is presently used and presently proposed to be used. Quorum conducts no operations, and holds no asset or other property that is used in the operation of any Quorum Station or Quorum LSA Station.

3.9 Disclosure. With respect to Quorum, its Subsidiaries, the Mission Amarillo Companies, the Kenos Companies, the VHR Companies, the Quorum Stations and the Quorum LSA Stations, neither this Agreement, nor any of the schedules hereto, nor any other materials or information provided by Quorum or on its behalf to Nexstar, contains any untrue statement of a material fact or, when considered as a whole with respect to the business, operations, financial condition, and results of operations of Quorum and its Subsidiaries taken as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Conduct of Business. From the date of this Agreement through the Closing Date, each Party will, and will cause each of its Subsidiaries to, conduct their respective businesses and operations only in the Ordinary Course; provided that, so long as the Management Agreement is in effect, the Parties will, and will cause their respective Subsidiaries to, act in accordance with the Management Agreement.

4.2 Information and Access.

(a) For the purpose of allowing the representatives of the Nexstar Companies and their respective financing sources and each of their respective agents, employees and accounting, tax, legal and other advisors (collectively, the “Investigating Parties”) to conduct their continuing business, accounting, financial, environmental, legal and other reviews of the Quorum Companies, the Quorum Stations and the Quorum LSA Stations, from time to time upon reasonable notice and at reasonable times through the Closing Date, Quorum will, and will cause the Quorum Companies to, provide to the Investigating Parties the following, in each case to the extent that doing so does not unreasonably interfere with the business and operations of the Quorum Stations or the Quorum LSA Stations:

(i) access to the property and assets of the Quorum Companies;

(ii) access to all accounts, the insurance policies, Tax Returns, Contracts, and other books and records concerning the Quorum Stations, the Quorum LSA Stations, the Quorum Companies and their businesses and operations and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

(iii) the opportunity to discuss the affairs, finances and accounts of the Quorum Companies with those directors (or equivalent officials), senior management employees, key sales representatives and present and former independent accountants of the Quorum Companies who would reasonably be presumed to have information that would be relevant for the purposes set forth above.

Nexstar will provide, and will cause the other Nexstar Companies to provide, like access to Quorum and its agents, employees and accounting, tax, legal and other advisors with respect to the Nexstar Companies, the Nexstar Stations and the Nexstar LSA Stations.

(b) Without limiting Section 4.2(a), prior to the Closing, Quorum will, and will cause the other Quorum Companies to, give the Investigating Parties such access to such books and records pertaining to the Quorum Companies, the Quorum Stations and the Quorum LSA Stations as may reasonably be required in order to perform any audit or other review and any disclosure that they may deem appropriate in connection with the IPO or any other offering of securities by any Nexstar Company, and Quorum (on behalf of all Quorum Companies) hereby consents to the use of information contained in such books and records for any such purpose, to the extent that such consent is required.

4.3 Application(s) for FCC Consent. Promptly after the execution of this Agreement, each Party will (and will cause its Subsidiaries to) complete its portion of the FCC application(s) for the FCC Consents and, together with the other Persons who are required to join in such filings, file such application(s) with the FCC. Nexstar will pay all applicable FCC application filing fees, and such fees will be part of the Transaction Fees. Each Party will diligently take or cooperate in the taking of all reasonable steps that are necessary, proper or desirable to expedite the preparation and filing of such application(s) and their prosecution to Final Orders and to obtain any extension of the effectiveness of any FCC Consent that may be required in order to permit the Merger and the Related Transactions to be consummated as contemplated by this Agreement.

4.4 HSR Act. Each Party will use reasonable efforts to prepare and, as soon as practicable after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSR Act with respect to the transactions contemplated by this Agreement. Nexstar will pay the filing fees associated with any such filing, and such fees will be part of the Transaction Fees. Each Party will promptly supply any additional information that may be required or requested by the FTC or the DOJ. Each Party will take all such actions and will file and use reasonable efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust legal requirements for the consummation of the transactions contemplated by this Agreement.

4.5 Other Consents Generally. The Parties will use commercially reasonable efforts (without being required to make any payment not specifically required by the terms of any related Contract or Legal Requirement or agree to any material modification or waiver of any term of any Contract or any other right) to (a) obtain or cause to be obtained prior to the Closing Date all Consents, and (b) cause each such Consent to be effective as of the Closing Date, whether it is granted or entered into prior to or after the Closing.

4.6 Further Assurances. Each Party will use commercially reasonable efforts to cause the conditions to the Parties’ respective obligations to consummate the Merger to be satisfied, including preparing, executing and delivering all agreements and instruments contemplated hereunder to be executed and delivered by such Party or its Subsidiaries in connection with or prior to the Closing.

4.7 No Premature Assumption of Control. Nothing contained in this Agreement or the Management Agreement will give any Nexstar Company the right to control the programming or operations of the Quorum Stations or the Quorum LSA Stations prior to the Closing Date, and the respective licensees thereof will have complete control of the programming and operations of the Quorum Stations and the Quorum LSA Stations through the Closing Date. Nothing contained in this Agreement will give Quorum or any Quorum Company the right to control the programming or operations of the Nexstar Stations or the Nexstar LSA Stations prior to the Closing Date, and the respective licensees thereof will have complete control of the programming and operations of the Nexstar Stations and the Nexstar LSA Stations through the Closing Date.

ARTICLE V

CLOSING CONDITIONS

5.1 Closing Conditions. The obligation of each Party to consummate the Merger is subject to the satisfaction (or waiver by such Party in writing) of the following conditions as of the time of the Closing:

(a) The managers or directors, and any requisite members or stockholders, of each Party will have approved the Merger and approved or ratified such Party’s execution, delivery and performance of this Agreement.

(b) The directors and stockholders of each of NBG Inc. and Quorum Inc., and the managers of Quorum LLC, will have approved the Merger, such Person’s execution, delivery and performance of the Merger Agreement, and the terms of this Agreement.

(c) The representations and warranties of the other Party set forth in Article II or Article III, as applicable, in each case considered without any materiality qualifiers set forth therein, will be true and correct in all respects at and as of the time of the Closing as though then made, except with respect to facts and circumstances that in the aggregate have not had, and could not reasonably be expected to have, a Material Adverse Effect on such other Party.

(d) The other Party will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under any of the Transaction Documents at or prior to the Closing.

(e) There will be no action or proceeding before any Governmental Entity pending or threatened wherein an unfavorable judgment, decree, injunction or order could reasonably be expected to (i) prevent or have a material adverse effect on the consummation of the Merger or any of the Related Transactions, (ii) have a Material Adverse Effect on the other Party, or (iii) result in the Merger or any Related Transaction being declared unlawful or rescinded, and no such judgment, decree, injunction or order will be in effect.

(f) The FCC Consent will be effective, the applicable waiting period under the HSR Act will have expired or been terminated, and all other Required Consents will have been obtained and be in full force and effect.

(g) Any opinion with respect to the fairness of the terms of the Merger and/or the Related Transactions that is required by the indenture pursuant to which the Quorum Discount Notes were issued or the agreement pursuant to which the Quorum Series A Preferred Units were issued will have been obtained and delivered to the requisite Person(s).

(h) Any opinion with respect to the fairness of the terms of the Merger and/or the Related Transactions that is required by any indenture pursuant to which Indebtedness of the Nexstar Companies was incurred or the agreement pursuant to which the Nexstar Series AA Preferred Units were issued will have been obtained and delivered to the requisite Person(s).

(i) The transactions described in Sections 1.1(a) through 1.1(e) and the Preliminary Merger will have been consummated, and the conditions precedent to the other Related Transactions will have been satisfied or waived (or will be satisfied by the consummation of the Merger or any other Related Transaction), and the parties to such other Related Transactions will stand ready to consummate those transactions.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated prior to the Closing:

(a) at any time, by mutual written agreement of the Parties;

(b) at any time by one Party, by notice to the other Party, if

(i) such other Party voluntarily dissolves, liquidates or terminates operations or applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such other Party or of all or of a substantial part of its assets, admits in writing its inability, or be generally unable, to pay its debts as the debts become due, makes a general assignment for the benefit of its creditors, commences a voluntary case under the United States Bankruptcy Code or any similar or comparable state law (as now or hereafter in effect), files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any of the foregoing, or takes any action for the purpose of effecting any of the foregoing, or

(ii) An involuntary petition or complaint is filed against such other Party seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of such other Party or of all or substantially all of its assets, if such petition or complaint has not been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree is entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(c) At any time by a Party, by written notice to the other Party, if the other Party is in material default of its obligations under this Agreement and such default has continued unremedied for more than 30 days after the terminating Party gave the defaulting Party notice of such default, so long as the terminating Party is not in material default of its obligations under this Agreement at the time it gives such notice of termination.

(d) by either Party, by notice to the other Party, if Nexstar abandons its efforts to effectuate the IPO.

6.2 Effect of Termination. If this Agreement is terminated as provided in Section 6.1, then this Agreement will forthwith become void as of the date of termination and there will be no liability on the part of either Party to the other Party or any other Person in respect thereof.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Press Releases and Announcements. Except for any public disclosure that a Party in good faith believes is required by any Legal Requirement, neither Party will make any press release or other public announcement of or with respect to any Transaction Document, the Merger or any Related Transaction prior to the Closing without the prior consent of the other Party.

7.2 Further Transfers. Each Party will, and will cause its Subsidiaries to, execute and deliver such further instruments of conveyance and transfer and take such additional actions as the other Party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if it is set forth in a writing executed by such Party. No course of dealing between the Parties will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of either Party under or by reason of this Agreement. No failure by either Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof will constitute a waiver of any such breach or such covenant, duty, agreement or condition.

8.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

to Quorum:

Quorum Broadcasting

10 New England Business Center

Suite 100

Andover, MA 01810

Attention: David Pulido

to Nexstar:

Nexstar Broadcasting Group, L.L.C.

909 Lake Carolyn Parkway

Suite 1450 Irving, TX 75039

Attention: Perry Sook, President & CEO

with, in either case, a copy to ABRY Partners LLC, 111 Huntington Avenue, 30th Floor, Boston, MA 02199, Attention: Royce Yudkoff.

8.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that without any such consent, either Party may assign any or all of its rights and any claims under this Agreement for collateral purposes to one or more of its creditors.

8.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under all applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.5 Survival. The representations and warranties set forth in this Agreement will not survive the Merger.

8.6 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

8.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

8.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

8.10 Governing Law and Consent to Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal legal requirements of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the legal requirements of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all schedules hereto), even if under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.

8.12 Generally Accepted Accounting Principles and Determinations. Where any accounting determination or calculation is required to be made under this Agreement, such determination or calculation (unless otherwise provided) will be made in accordance with GAAP and, to the extent consistent therewith, the respective accounting policies heretofore employed by the Parties.

8.13 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT, EACH PARTY EXPRESSLY

WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

8.14 Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule references contained in this Agreement are references to Sections, clauses and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Reorganization Agreement as of the date first written above.

NEXSTAR BROADCASTING GROUP, L.L.C.

NEXSTAR BROADCASTING GROUP, L.L.C.

By:	/S/ PERRY A. SOOK
Its:	President

QUORUM BROADCAST HOLDINGS, LLC

By:	/S/ J. DANIEL SULLIVAN
Its:	President

DEFINITIONS SCHEDULE

As used in the Reorganization Agreement to which this Definitions Schedule is attached, the following terms have the following respective meanings:

“ABRY Fund” means ABRY Broadcast Partners II, L.P. or ABRY Broadcast Partners III. L.P., each a Delaware limited partnership.

“ABS Acquisition” means the acquisition of VHR-ABS, LLC to be effected pursuant to the ABS Purchase Agreement.

“ABS Purchase Agreement” means the Contingent Purchase Agreement dated as of January 2, 2002 among Victor H. Rumore, VHR Broadcasting and Quorum, as in effect from time to time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” has the meaning set forth in Section 1.5(a).

“Closing Date” has the meaning set forth in Section 1.5(a).

“Combined Enterprise Value” means (a) the product of the number of shares of common stock of NBG Inc. to be outstanding immediately prior to the IPO multiplied by the IPO Price, plus (b) the Nexstar Senior/Mezz Obligations, plus (c) the Quorum Senior/Mezz Obligations, plus (d) the Transaction Fees, less (e) the Nexstar Working Capital, less (f) the Quorum Working Capital.

“Communications Act” means the Communications Act of 1934, as amended from time to time.

“Company” means any Nexstar Company, any Quorum Company, Mission Broadcasting, any Mission Amarillo Company, any Kenos Company or any VHR Company.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of the Merger or any Related Transaction, or the conduct of the business or operation of any Station or Company thereafter as a result of any such transaction, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing that is required in order to prevent a breach of or a default under or a termination or modification of any Contract.

“Contract” means any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof).

“Delaware Corporate Law” means the Delaware General Corporation Law, as in effect from time to time.

“Delaware LLC Law” means the Delaware Limited Liability Company Act, as in effect from time to time.

“Departing Management Holders” has the meaning set forth in Section 1.1(c).

“Equity Security” of any Person means (i) any capital stock, partnership or membership interest or other equity security of such Person, (ii) any security, directly or indirectly, convertible into or exchangeable for any such capital stock, interest or other equity security or containing any profit participation features, (iii) any right or option, directly or indirectly, to subscribe for or to purchase any such capital stock, interest, other equity security or security containing any profit participation features or, directly or indirectly, to subscribe for or to purchase any security, directly or indirectly, convertible into or exchangeable for any such capital stock, interest, other equity security or security containing profit participation features, or (iv) any stock or other appreciation rights, phantom equity rights or other similar rights with respect to such Person.

“Evansville Sale” means the sale of substantially all of the assets of television broadcast station WTVW, Evansville, Indiana, pursuant to the Evansville Sale Agreement.

“Evansville Sale Agreement” means the Asset Purchase Agreement dated as of April 1, 2003 among GNS Media Evansville, Inc., Quorum Broadcasting of Indiana, Inc. and Quorum of Indiana License, LLC, as in effect from time to time.

“FCC” means the Federal Communications Commission or any successor thereto.

“FCC Consents” means all Consents of the FCC.

“FCC Regulations” means all regulations and published policies promulgated by the FCC, under the Communications Act or otherwise, as in effect from time to time.

“FTC” has the meaning set forth in Section 5.8.

“Final Order” means any FCC Consent (a) which has not been reversed, stayed, set aside, enjoined, annulled or suspended (whether under Section 402 or 405 of the Communications Act or otherwise) and (b) as to which (i) no request has been filed for administrative or judicial review, reconsideration, appeal, certiorari or stay and the time for filing any such request and for the FCC to review such FCC Consent on its own motion has expired, or (2) if such a review, reconsideration or appeal has occurred, such review, reconsideration or appeal has been denied or dismissed and the time for further review, reconsideration or appeal has expired.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing), or any non-U.S. jurisdiction, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“High-Vote Merger Shares” has the meaning set forth in Section 1.5(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets; provided, however, that Indebtedness does not include trade payables generated in the Ordinary Course.

“Investigating Parties” has the meaning set forth in Section 4.2(a).

“IPO” means the closing of the purchase and sale of Class A Common Stock of NBG Inc. in an offering pursuant to the Securities Act of 1933, as amended.

“IPO BCF Multiple” means (a) the Combined Enterprise Value, divided by (b) the sum of the Trailing BCF of Nexstar and the Trailing BCF of Quorum.

“IPO Filing” means Amendment No. 3 to the registration statement on Form S-1 with respect to the offering of Class A Common Stock of NBG Inc. in the IPO, which has been or will be filed with the Securities and Exchange Commission on or about the date of this Agreement, as amended from time to time.

“IPO Price” means the price per share at which shares of Class A Common Stock are offered to the public in the IPO.

“Kenos” means Kenos Broadcasting, Inc., a Delaware corporation.

“Kenos II” means Kenos Broadcasting II, Inc., a Delaware corporation.

“Kenos Companies” means Kenos and its Subsidiaries and Kenos II.

“Kenos-VHR Mergers” means the contemplated merger of Kenos and VHR Broadcasting (after which the term “Kenos” will refer to the entity that survives such merger) and (ii) the contemplated merger of Kenos II and VHR Montana (after which the term “Kenos II” will refer to the entity that survives such merger).

“Knowledge” of a Party means the actual knowledge after reasonable investigation of the management personnel of such Party and/or its Subsidiaries who are responsible for the affairs of a Party and its Subsidiaries as they relate to more than one market.

“Legal Requirement” means any of the Communications Act, the FCC Regulations, and all other federal, state and local legal requirement, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement or other encumbrance of any kind or nature whatsoever (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“LSA” means a local market, time brokerage, joint sales, shared services or similar agreement; provided that the Management Agreement will not constitute an LSA.

“Material Adverse Effect” on a Party means a material adverse effect on the business, operations, financial condition, or results of operations of (i) in the case of Nexstar, NBG Inc., Nexstar, Nexstar’s Subsidiaries, Mission Broadcasting, the Nexstar Stations and the Nexstar LSA Stations, taken in the aggregate and as a whole, and (ii) in the case of Quorum, Quorum, its Subsidiaries, the Mission Amarillo Companies, the Kenos Companies, the VHR Companies, the Quorum Stations and the Quorum LSA Stations, taken in the aggregate and as a whole.

“Management Agreement” means the Management and Consulting Services Agreement dated as of the date of this Agreement among Quorum (on behalf of itself and its Subsidiaries) and Nexstar Management, Inc., as in effect from time to time.

“Measurement Period” means the period of twenty-four (24) months ending on the last day of the calendar quarter for which information that is required to compute the Trailing BCF of each Party is available on the Closing Date.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Agreement” has the meaning set forth in Section 1.2.

“Merger Shares” has the meaning set forth in Section 1.5(d).

“Merger Time” has the meaning set forth in Section 1.3.

“Mission Amarillo Companies” means Mission Broadcasting of Amarillo, Inc., a Delaware corporation, and its Subsidiaries.

“Mission Broadcasting” means Mission Broadcasting, Inc., a Delaware corporation.

“Mission Reorganization” means (i) the merger of each of the Mission Amarillo Companies, Kenos and its Subsidiaries and Kenos II with and into Mission Broadcasting on the Closing Date, with Mission Broadcasting being the Person that survives such merger, if the Kenos-VHR Mergers are consummated prior to the Closing Date, or (ii) otherwise, the consummation on the Closing Date of the Kenos-VHR Mergers followed by the merger described in clause (i) above, in either case, followed by the repayment of the indebtedness of the Mission Amarillo Companies, the Kenos Companies and the VHR Companies prior thereto.

“NBG Inc.” has the meaning set forth in the preamble to this Agreement.

“Nexstar” has the meaning set forth in the preamble to this Agreement.

“Nexstar Common Units” means the membership interests of Nexstar that are designated as the Class A Interests, Class B Interests, Class C Interests and Class D Interests of Nexstar pursuant to the Nexstar LLC Agreement, in each case that are outstanding immediately prior to the Preliminary Merger.

“Nexstar Company” means NBG Inc., Nexstar or any Subsidiary of Nexstar.

“Nexstar Enterprise Value” means the product of the Combined Enterprise Value multiplied by a fraction, the numerator of which is the Trailing BCF of Nexstar and the denominator of which is the sum of the Trailing BCF of Nexstar and the Trailing BCF of Quorum.

“Nexstar LLC Agreement” means the operating agreement of Nexstar, as in effect from time to time.

“Nexstar LSA Station” means any television broadcast station (including a low-power station or translator) of which neither Nexstar nor any of its Subsidiaries is the licensee but with respect to which Nexstar or any of its Subsidiaries is a party to an LSA.

“Nexstar Merger Shares” has the meaning set forth in Section 1.5(c).

“Nexstar Pre-IPO Equity Value” means the Nexstar Pre-IPO Equity Value Before Fees less the product of (a) the amount of the Transaction Fees multiplied by (b) a fraction, the numerator of which is the Nexstar Pre-IPO Equity Value Before Fees and the denominator of which is the sum of the Nexstar Pre-IPO Equity Value Before Fees and the Quorum Pre-IPO Equity Value Before Fees.

“Nexstar Pre-IPO Equity Value Before Fees” means (a) the Nexstar Enterprise Value, less (b) the Nexstar Senior/Mezz Obligations, plus (c) the Nexstar Working Capital.

“Nexstar Senior/Mezz Obligations” means (a) the principal amount of the Indebtedness of the Nexstar Companies (including Mission Broadcasting for this purpose, but without giving effect to the Mission Reorganization, and including the NFH Notes), on a consolidated basis, and unpaid accrued interest thereon, in each case immediately prior to the Merger, plus (b) the aggregate Redemption Price of the Nexstar Series AA Preferred Units that are outstanding immediately prior to the Merger after giving effect to the redemption described in Section 1.1, plus (c) the purchase price to be paid on or after the Closing Date by any Nexstar Company (including Mission Broadcasting for this purpose, but without giving effect to the Mission Reorganization or the Merger) to consummate any acquisition (other than the Mission Reorganization or the Merger) then pending pursuant to a definitive agreement entered into prior to the Closing Date (net of any cash, or the face amount of any letter of credit, held in escrow to secure such Nexstar Company’s obligations under the related acquisition agreement).

“Nexstar Series AA Preferred Units” means the membership interests of Nexstar that are designated as “Series AA Preferred Interests” of Nexstar pursuant to the Nexstar LLC Agreement and that are outstanding immediately prior to the redemption described in Section 1.1(a).

“Nexstar Station” means any television broadcast station (including a low-power station or translator) of which Nexstar or any of its Subsidiaries is the licensee.

“Nexstar Working Capital” means (a) the amount of the net working capital (i.e., the current assets, including cash, less the current liabilities) of the Nexstar Companies (including Mission Broadcasting, but without giving effect to the Mission Reorganization) as of the close of business on the day prior to the Closing Date, determined by Nexstar (subject to Quorum’s approval, which Quorum will not unreasonably withhold) on a consolidated basis in accordance with GAAP, but disregarding any amount that is part of the Nexstar Senior/Mezz Obligations or the Transaction Fees, plus (b) the amount of the Transaction Fees, if any, paid by the Nexstar Companies or Mission Broadcasting prior to the Closing Date; provided that:

(i) the net working capital described in clause (a) above will not reflect any cash escrowed as described in clause (c) of the definition of “Nexstar Senior/Mezz Obligations,” and,

(ii) if the WBAK Acquisition is consummated on or prior to the Closing Date, then the net working capital described in clause (a) above will reflect Nexstar’s good faith estimate (subject to Quorum’s approval, which Quorum will not unreasonably withhold) of any adjustments to be paid to or by Mission Broadcasting pursuant to any related acquisition agreement.

“NFH Notes” has the meaning set forth in Section 1.1(a).

“No-Vote Merger Shares” has the meaning set forth in Section 1.5(c).

“One-Vote Merger Shares” has the meaning set forth in Section 1.5(c).

“Ordinary Course” means with respect to any Person, in the ordinary course of that Person’s business consistent with past practice.

“Parties” has the meaning set forth in the recitals.

“Permitted Liens” means:

(i) Liens on property or assets of any Company arising by operation of law and securing the payment of Taxes which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

(ii) easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Stations as conducted or as now proposed to be conducted by the Companies in question;

(iii) restrictions on transfer imposed under state or federal securities legal requirement or pursuant to the Communications Act or the FCC Regulations;

(iv) the lessors’ and sublessors’ rights under the leases of personal property by any Company as lessee which are part of the property or assets of any Company;

(v) mechanics’, carriers’, workers’, repairers’, and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the Ordinary Course and which secure only liabilities which are not yet past-due on the Closing Date; and

(vi) Liens that secure Indebtedness as of the Closing Date that will be repaid in the Refinancing Transactions.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Entity.

“Preliminary Merger” has the meaning set forth in Section 1.1(f).

“Quorum” has the meaning set forth in the preamble to this Agreement.

“Quorum Common Notes” has the meaning set forth in Section 1.1(c).

“Quorum Company” means Quorum Inc., Quorum LLC or any Subsidiary of either of them.

“Quorum Contingent Note” means the Amended and Restated Subordinated Promissory Note of Quorum dated as of April 16, 1999 payable to Midwest Television Statutory Trust, II, as in effect immediately prior to the Merger.

“Quorum Discount Notes” means the 15% Senior Discount Notes of Quorum Inc. Due 2009.

“Quorum Enterprise Value” means the product of the Combined Enterprise Value multiplied by a fraction, the numerator of which is the Trailing BCF of Quorum and the denominator of which is the sum of the Trailing BCF of Quorum and the Trailing BCF of Nexstar.

“Quorum Inc.” has the meaning set forth in the recitals.

“Quorum LLC” has the meaning set forth in the recitals.

“Quorum LLC Agreement” means the operating agreement of Quorum, as in effect from time to time.

“Quorum LSA Station” means any television broadcast station (including a low-power station or translator) of which neither Quorum nor any of its Subsidiaries is the licensee but with respect to which Quorum or any of its Subsidiaries is a party to an LSA.

“Quorum Merger Shares” has the meaning set forth in Section 1.4(a).

“Quorum Pre-IPO Equity Value” means the Quorum Pre-IPO Equity Value Before Fees less the product of (a) the amount of the Transaction Fees multiplied by (b) a fraction, the numerator of which is the Quorum Pre-IPO Equity Value Before Fees and the denominator of which is the sum of the Quorum Pre-IPO Equity Value Before Fees and the Nexstar Pre-IPO Equity Value Before Fees.

“Quorum Pre-IPO Equity Value Before Fees” means (a) the Quorum Enterprise Value, less (b) the Quorum Senior/Mezz Obligations, plus (c) the Quorum Working Capital.

“Quorum Senior Facility” means the senior debt facilities provided to the Quorum Companies, the Mission Amarillo Companies and VHR and its Subsidiaries pursuant to Credit Agreement dated as of April 16, 1999 among Quorum Broadcasting Company, Inc., Quorum LLC, VHR Broadcasting, Mission Broadcasting of Amarillo, Inc., Quorum, Inc., Bank of America, N.A., as Administrative Agent and the other Agents and the Lenders referred to therein, and any replacement, refinancing, refunding or extension thereof, in each case as in effect from time to time.

“Quorum Senior/Mezz Obligations” means (a) the principal amount of the Indebtedness of the Quorum Companies (other than the Quorum Discount Notes, but including all Indebtedness of the Mission Amarillo Companies, the Kenos Companies and, if the Kenos-VHR Mergers have not been consummated prior to the Closing Date, the VHR Companies, and including the Quorum Series A Notes, the Quorum Common Note and the Quorum Contingent Note), on a consolidated basis, and unpaid accrued interest thereon, immediately prior to the Merger, plus (b) the redemption price of the Quorum Discount Notes as of the Closing Date, determined pursuant to the terms of the Indenture pursuant to which the Quorum Discount Notes were issued, plus (c) the purchase price to be paid on or after the Closing Date by any Quorum Company (including the Mission Amarillo Companies, the Kenos Companies and the VHR Companies for this purpose) to consummate any acquisition (including the Kenos-VHR Merger, if it is not consummated prior to the Closing Date, and the ABS Acquisition) then pending pursuant to a definitive agreement entered into prior to the Closing Date (net of any cash, or the face amount of any letter of credit, held in escrow to secure such Quorum Company’s obligations under the related acquisition agreement); provided that the aggregate principal amount and unpaid accrued interest on the Quorum Contingent Note will be deemed to be $0.00.

“Quorum Series A Notes” has the meaning set forth in Section 1.1(b).

“Quorum Series A Preferred Units” means the membership interests of Quorum that are designated as “Series A Preferred Units” of Quorum pursuant to the Quorum LLC Agreement and that are outstanding immediately prior to the redemption described in Section 1.1(b).

“Quorum Station” means any television broadcast station (including a low-power station or translator) of which Quorum or any of its Subsidiaries is the licensee.

“Quorum Working Capital” means (a) the amount of the net working capital (i.e., the current assets, including cash, less the current liabilities) of the Quorum Companies (including the Mission Amarillo Companies, the Kenos Companies and the VHR Companies, without giving effect to the Mission Reorganization) as of the close of business on the day prior to the Closing Date, determined by Quorum (subject to Nexstar’s approval, which Nexstar will not unreasonably withhold) on a consolidated basis in accordance with GAAP, but disregarding any amount that is part of the Quorum Senior/Mezz Obligations or the Transaction Fees, plus (b) the amount of the Transaction Fees, if any, paid by the Quorum Companies prior to the Closing Date; provided that:

(i) the net working capital described in clause (a) above will not reflect any cash escrowed as described in clause (c) of the definition of “Quorum Senior/Mezz Obligations,” and,

(ii) if the Evansville Sale is consummated on or prior to the Closing Date, then the net working capital described in clause (a) above will reflect the balance of the Post-Closing Escrow Fund (as that term is defined in the Evansville Sale Agreement) as of the Closing Date and Quorum’s good faith estimate (subject to Nexstar’s approval, which Nexstar will not unreasonably withhold) of the adjustments to be paid to or by a Quorum Company after the Closing Date pursuant to Section 2.3(c) of the Evansville Sale Agreement).

“Redemption Price” (a) for any Nexstar Series AA Preferred Unit, means the sum of Unreturned Series AA Preferred Interest Capital Value, the Unpaid Series AA Preferred Return and the Series AA Preferred Interest Redemption Premium (as each such term is defined in the Nexstar LLC Agreement) for such Unit as of the Closing Date; (b) for any Quorum Series A Preferred Unit, means the sum of the Unreturned Paid-In Capital, Unpaid Yield and Adjusted Redemption Premium (as each such term is defined in the Quorum LLC Agreement) for such Unit as of the Closing Date; and (c) for any Departing Management Holder’s Common Units, the product of the number of Quorum Merger Shares that would have been received in respect of the Class B Units, Class C Units and/or Class E Units of Quorum held by such Departing Management Holder immediately prior to the Merger had the redemptions described in Section 1.1(c) not been made (and had the Quorum Common Notes not been issued), and without regard to Section 1.11(b), multiplied by the IPO Price.

“Refinancing Transactions” means (a) transactions pursuant to which, after the Merger, the Subsidiaries of Quorum Inc. or Quorum LLC that own or operate television stations or own related assets prior to the Merger become Subsidiaries of Nexstar Finance, L.L.C., (b) the actions described in Section 1.6, (c) the incurrence of indebtedness by Subsidiaries of Nexstar, to enable such Subsidiaries to effect the other Refinancing Transactions (to the extent they are not financed with proceeds of the IPO), and (d) the incurrence of indebtedness by Mission Broadcasting to enable Mission Broadcasting to consummate the Mission Reorganization.

“Related Transactions” means the transactions described in Sections 1.1(a) through 1.1(e), the Preliminary Merger, the IPO, the Refinancing Transactions and the Mission Reorganization.

“Required Consents” means the FCC Consent, the Consent required under the HSR Act, and any Consent that may be required under any agreement or instrument relating to Nexstar Senior/Mezz Obligations or Quorum Senior/Mezz Obligations.

“Station” means a Nexstar Station, a Nexstar LSA Station, a Quorum Station or a Quorum LSA Station.

“Subsidiary” of any Person means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a limited liability company (with voting securities) a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. A Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons is allocated a majority of limited liability company, partnership, association or other business entity income, gains, deductions or losses or is or controls any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Surviving Company” has the meaning set forth in Section 1.3.

“Tax” (and with correlative meaning, “Taxes”, “Taxable” and “Taxing”) means (i) any U.S. federal, state or local or any non-U.S. net or gross income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or addition thereto; (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Trailing BCF” of a Party means:

(a) the net income of such Party and its Subsidiaries, on a consolidated basis, for the Measurement Period (excluding after-tax gains and after-tax losses attributable to extraordinary and/or non-recurring items, and non-cash revenues and non-cash expenses realized or incurred), plus

(b) to the extent deducted in determining such net income, each of (without duplication): (i) interest expense, (ii) income and similar tax expense, (iii) depreciation expense, (iv) amortization expense (including in respect of programming contracts and obligations, and (v) overhead (i.e., expenses not directly attributable to the operation of the Station(s) in a single market), less

(c) the aggregate amount of cash payments becoming due during the Measurement Period under the agreements to which such Person or any of its Subsidiaries is a party for the purchase, use, license or acquisition of programs, programming materials, films, and similar assets, other than amounts applied to the prepayment of obligations owing under any such agreement under which the amount owed by such Party or any of its Subsidiaries exceeds the remaining value of such contract to such Party or such Subsidiary;

provided that:

(1) for purposes of determining the Trailing BCF of Nexstar, Mission Broadcasting will be deemed to be a Subsidiary of Nexstar,

(2) for purposes of determining the Trailing BCF of Quorum, the Mission Amarillo Companies, the Kenos Companies and the VHR Companies will be deemed to be Subsidiaries of Quorum,

(3) subject to the provisions of Section 11.1, if a Party or any of its Subsidiaries has consummated or consummates any acquisition or disposition, or has entered into or enters into a definitive agreement to make any acquisition or disposition (other than the Merger or the Mission Reorganization), or any LSA, after the first day of the Measurement Period and prior to the Closing Date, then the Trailing BCF of such Party will be determined on a pro forma basis, giving effect to such acquisition or disposition as if it had been consummated on the first day of the Measurement Period, or giving effect to the arrangements contemplated by such LSA as if such arrangements had commenced on the first day of such Measurement Period, but without giving effect to the Mission Reorganization or the Merger, provided that:

(A) if, after the first day of the Measurement Period and prior to the Closing Date any Person entered into or enters into an LSA to provide programming to or sell advertising time on a television station contemporaneously with such Person’s entry into a definitive agreement to acquire such television station (as Mission Broadcasting did with respect to television broadcast station WBAK, Terre Haute, Indiana), then such LSA will be disregarded and the Trailing BCF of the Party in question will be determined as if such Person acquired such television station on the first day of the Measurement Period,

(B) for purposes of determining the Trailing BCF of either Party, the grant of an option to acquire the assets of a television station or the owner or operator of a television station will not be deemed to be entry into a definitive agreement to make a disposition of that television station, and the receipt of an option to acquire the assets of a television station or the owner or operator of a television station will not be deemed to be entry into a definitive agreement to make an acquisition, and

(C) for purposes of determining the Trailing BCF of Quorum, the ABS Acquisition will be deemed to have been consummated on the date of the ABS Acquisition Agreement,

(4) for purposes of determining the Trailing BCF of a Party, the consolidated net income of such Party and its Subsidiaries attributable to payments accrued in favor of or received by any such Person under any network affiliation agreement will include only payments actually received or currently receivable by such Person under such agreement during such period, regardless of the treatment thereof under GAAP or such Person’s past practices, and

(5) in determining the Trailing BCF of a Party, additional adjustments of the types reflected in the “Trailing BCF” of Nexstar and Quorum shown on the attached Trailing BCF Schedule will be made.

The attached Trailing BCF Schedule sets forth the respective amounts of the Trailing BCF of Nexstar and Quorum attributable to each of the quarters during the two-year period that ended on June 30, 2003.

“Transaction Documents” means this Agreement and all certificates, agreements and other documents delivered hereunder or thereunder.

“Transaction Fees” means all expenses incurred by a Company in connection with the Merger or the Related Transactions; provided that any bonus or similar compensation paid or payable by a Company to its employees as a result of the Merger or any of the Related Transactions will not be a Transaction Fee and, to the extent not paid, will be the Nexstar Working Capital or the Quorum Working Capital, as applicable, will reflect such Company’s obligation to pay such amount.

“VHR Broadcasting” means VHR Broadcasting, Inc., a Tennessee corporation.

“VHR Companies” means VHR Broadcasting, Inc. and its Subsidiaries and VHR Montana.

“VHR Montana” means VHR Broadcasting of Montana, LLC, a Delaware limited liability company.

“WBAK Acquisition” means the acquisition by Mission Broadcasting of substantially all of the assets of television broadcast station WBAK, Terre Haute, Indiana, pursuant to a definitive agreement that Mission Broadcasting has entered into as of the date of this Agreement, which acquisition has not been consummated as of the date of this Agreement.

Merger Shares Illustration Schedule

(attached)

Nexstar Disclosure Schedule

Indebtedness

Indebtedness of Nexstar Finance, L.L.C. (“NF LLC”) pursuant to the Second Amended and Restated Credit Agreement dated as of February 13, 2003 among NF LLC, as Borrower, Nexstar and certain guarantors, Bank of America, N.A., as Administrative Agent, and the other agents and the lenders identified therein, and guarantees of that Indebtedness by Nexstar and its Subsidiaries.

Indebtedness of Mission Broadcasting pursuant to the Amended and Restated Credit Agreement dated as of February 13, 2003 among Mission Broadcasting, Bank of America, N.A., as Administrative Agent, and the other agents and the lenders identified therein, which Indebtedness is guaranteed by Nexstar and its Subsidiaries.

Indebtedness of NF LLC and Nexstar Finance, Inc. under 12% Senior Subordinated Notes due 2008 issued pursuant to an Indenture dated as of March 16, 2001 among them and The Bank of New York, as Trustee.

Indebtedness of Nexstar Finance Holdings, L.L.C. (“NFH LLC”) and Nexstar Finance Holdings, Inc. (“NFH Inc.”) under 16% Senior Discount Notes due 2009 issued pursuant to an Indenture dated as of May 17, 2001 among them and The Bank of New York.

Indebtedness of NFH LLC and NFH Inc. under 11.375 Senior Discount Notes Due 2013 issued pursuant to an Indenture dated as of March 27, 2003 among them and The Bank of New York.

Indebtedness of Perry A. Sook to Bank of America, N.A., guaranteed by Nexstar and its Subsidiaries.

Equity Securities of Nexstar

Class	Number Outstanding
Series AA Preferred	40,000.00
Class A-1	2,050,000.50
Class A-2	4,345,194.68
Class B-1	15,280.00
Class B-2	1,000.00
Class C-1	81,507.00
Class C-2	95,574.00
Class D-1	43,183.37
Class D-2	648,724.19

Equity Securities of NBG Inc.

Class	Number Outstanding
Class A Common	1
Class B Common	36,988

Quorum Disclosure Schedule

Indebtedness

Indebtedness of Quorum LLC and Quorum Broadcasting Company, Inc. pursuant to the Credit Agreement dated April 16, 1999 among them, VHR Broadcasting, Mission of Amarillo, Quorum, Quorum Inc., the lenders identified therein, Bank of America, N.A. (as successor to NationsBank, N.A.), as Administrative Agent, and the other agents identified therein as amended through the Seventh Amendment thereto dated as of September 5, 2003 (the “Credit Agreement”), which Indebtedness is guaranteed by Quorum and its Subsidiaries.

Indebtedness of Mission of Amarillo and VHR Broadcasting pursuant to the Credit Agreement, which Indebtedness is guaranteed by Quorum and its Subsidiaries.

The Quorum Contingent Note and the Quorum Discount Notes.

Equity Securities

Class of Units	Number Outstanding
Series A Preferred	40,000.00000
Series B Preferred	4,999.99999
Class A	86,268.95000
Class B	10,461.05000
Class C	275.97500
Class D	35.92100
Class E	20,549.31843

Trailing BCF Schedule

(attached)